Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
XO Holdings, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-103428 and No. 333-106302) on Form S-8 of XO Holdings, Inc. of our report dated March 16, 2009, with respect to the consolidated statements of operations, stockholders’ (deficit) equity, and cash flows of XO Holdings, Inc., and subsidiaries for the year ended December 31, 2008, and the related financial statement schedule for the year ended December 31, 2008, which report appears in the December 31, 2010 annual report on Form 10-K of XO Holdings, Inc.

/s/	KPMG LLP
McLean, Virginia
March 31, 2011